Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated as of July 20, 2011 (the “Signing Date”) by and among Augme Technologies, Inc., a Delaware corporation with a principal address of 43 West 24th Street, Suite 11B, New York, NY 10010 (“Buyer”); and JagTag, Inc., a Delaware corporation with a principal address of 234 Nassau Street, Princeton, New Jersey 08542 (“Seller”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets of the Business (as each such term is hereinafter defined) of Seller for the consideration and on the terms set forth in this Agreement.

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(C) of the Code (as hereinafter defined) and the regulations corresponding thereto, so that the transactions contemplated hereby shall qualify as a tax free reorganization under the Code;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1. Definitions. Capitalized terms not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Payable” — all current trade accounts payable and accruals (other than Tax accruals) of Seller to Persons arising in the Ordinary Course of Business.

“Accounts Receivable” — all notes and accounts receivable of Seller and all other evidences of indebtedness of any Person held by Seller, including all trade accounts receivable and other accounts and moneys receivable of Seller.

“Acquired Cash and Receivables Positive Adjustment”  — any amount by which the sum of Seller’s cash, cash equivalents, bank accounts, short term investments, amounts deemed received upon net exercise of stock options issued under Seller’s Equity Compensation Plan, and Accounts Receivable exceeds the sum of Assumed Indebtedness, Assumed Liabilities and Accounts Payable as of the Closing Date, as reflected on the Closing Balance Sheet.

“Acquisition Proposal” — shall have the meaning ascribed to it in Section 5.14(c).

“Aggregate Share Consideration” — shall have the meaning ascribed to it in Section 2.3(a).

“Assets” — shall have the meaning ascribed to it in Section 2.1.

“Assumed Indebtedness” — shall have the meaning ascribed to it in Section 2.4(a)(v).

“Assumed Liabilities” — shall have the meaning ascribed to it in Section 2.4.

“Assumed Liability Negative Adjustment” — any amount by which the sum of Assumed Indebtedness, Assumed Liabilities and Accounts Payable exceeds the sum of Seller’s cash, cash equivalents, bank accounts, short term investments, amounts deemed received upon net exercise of stock options issued under Seller’s Equity Compensation Plan, and Accounts Receivable as of the Closing Date, as reflected on the Closing Balance Sheet.

“Augme Average Price” — as of any date is the volume weighted average price of Buyer’s common stock as reported by Bloomberg LP for the twenty (20) trading days immediately prior to such date, provided that if the Augme Average Price is $3.50 or more, then the Augme Average Price shall be $3.50, and if the Augme Average Price is $2.00 or less, then the Augme Average Price shall be $2.00 per share.

“Augme Closing Shares” — shall have the meaning ascribed to it in Section 2.3(a).

“Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” — the business of providing multimedia to smart phones and standard mobile phones through a proprietary two-dimensional quick response code (“QR Code”) system and keywords that enable both smart phone and standard mobile phone users to engage either through scanning with a QR Code application, or taking a picture of the QR Code and texting, emailing or tweeting the QR Code to Seller’s server.

“Business Day” — shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Closing” — the time when all of the obligations and conditions set forth in Section 2.6 are  satisfied.

“Closing Balance Sheet” — the unaudited balance sheet of Seller as of the Closing Date delivered by Seller to Buyer at the Closing.

“Closing Date”— the date on which the Closing occurs.

“Code” — the Internal Revenue Code of 1986, as amended.

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Deferred Consent” — an agreement to assign or transfer any Contract, Consent or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Body, as the case may be, would constitute a breach thereof.

“Deferred Item” — the Contract, Consent or Governmental Authorization to which Deferred Consent relates.

“Disclosure Letter” — the letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement containing disclosures that constitute exceptions to the representations and warranties of Seller contained in Article III of this Agreement.

“Effective Time” — the date and time when the Contemplated Transactions become effective.

“Employee Plans” — all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.

“Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

“Environmental Law” — any Legal Requirement that requires or relates to preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment.

“ERISA” — the Employee Retirement Income Security Act of 1974.

“Exchange Act” —the Securities Exchange Act of 1934, as amended.

“GAAP” — generally accepted accounting principles in the United States of America.

“Governing Documents” — with respect to any corporation, (a) its certificate of incorporation and its bylaws; (b) all equityholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or relating to the rights, duties and obligations of the equity holders of the corporation; and (c) any amendment or supplement to any of the foregoing.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.

“Indemnification Escrow” means ten percent (10%) of the Aggregate Share Consideration.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” — a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

“Lease” — any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” — any event, change or effect which has a material adverse effect on (i) the Business, the Assets, or the Liabilities, results of operations or financial condition of Seller, (ii) a material adverse effect on the ability of Seller to consummate the Contemplated Transactions, or (iii) Buyer’s ability to operate the Business immediately after Closing in the manner operated by Seller before Closing; provided, however, that a Material Adverse Effect with respect to Seller shall not include (i) changes in the United States or world financial markets or general business or economic conditions, (ii) developments, trends or conditions related to the industries in which Seller operates as of the date hereof except where the same has had or would reasonably be expected to have a disproportionate effect on Seller as compared to other Persons operating in such industries, (iii) effects arising from changes in United States or world political or social conditions, including war or terrorism, (iv) changes in GAAP or interpretations thereof, (v) changes in any Legal Requirement or the proposal or enactment of any new Legal Requirement except where such change or proposal has had or would reasonably be expected to have a disproportionate effect on Seller  as compared to other Persons operating in the same industries as the Purchaser as of the date hereof, (vi) the execution or announcement of, or the taking of any actions with respect to, this Agreement or any of the Contemplated Transactions, or (vii) any condition that is substantially cured before the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Article VIII.

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Part” — a part or section of the Disclosure Letter.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Regulation D” — Regulation D promulgated under the Securities Act.

“Related Person” — With respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Requisite Seller Stockholders” — the Seller Stockholders (excluding for this purpose those Persons who previously held options to acquire capital stock of Seller that were exercised or deemed exercised on a net basis immediately prior to Closing) representing a majority of the outstanding voting power of Seller entitled to vote on a sale of all the assets of Seller and including any additional vote of the holders of preferred stock of Seller required by the Governing Documents of Seller in effect immediately prior to the date hereof.

“SEC” — the U.S. Securities and Exchange Commission.

“Securities Act” — the Securities Act of 1933, as amended.

“Seller Contract” — any Contract relating to the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller in connection with the Business is or may become bound.

“Seller Incentive Participants” — the participants in Seller’s 2011 Management Incentive Plan.

“Seller Noteholders” — the holders of secured convertible promissory notes in the principal amount of $ $210,510.03 issued by Seller on or about August 16, 2010.

“Seller Stockholders” — the holders of capital stock of Seller, including those Persons who previously held options to acquire capital stock of Seller that were exercised or deemed exercised on a net basis immediately prior to Closing.

“Seller Stockholder Approval” —the affirmative vote or written consent of the Requisite Seller Stockholders for the adoption and approval of this Agreement and the Contemplated Transactions.

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Stockholder Representative” — shall have the meaning ascribed to it in Section 10.1.

“Stockholder Representative Agreement” — shall have the meaning ascribed to it in Section 10.1.

“Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property, including any inventories, of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Liability Coverage Amount” — shall have the meaning ascribed to it in Section 5.1(c)(iii).

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

Section 1.2. Usage; Interpretation. In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) use of the word “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 1.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II

SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1. Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, as defined in Section 3.8, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including Accounts Receivable, provided the same are directly related to, used in connection with, or are or will form a part of the Business but excluding the Excluded Assets, as defined in Section 2.2.  All the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Included with the Assets shall be all Seller Contracts approved by Buyer, a list of which is set forth in Exhibit 2.1, and all data and Records related to the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, each as relate to the Business.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or any other Liability of Seller, unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a) all securities and equity interests issued by Seller that are not being exchanged for Augme Closing Shares

(b) all company minute books, equity transfer books, company seals and other documents relating to the organization, maintenance and existence of Seller as a corporation;

(c) all Tax Returns filed by Seller and associated Tax Records, all personnel Records, and all other Records that Seller is required by law to retain in its possession, provided that copies of all such items shall be provided to Buyer prior to the Closing ;

(d) all claims for refund of Taxes and other governmental charges of whatever nature relating to Seller or the Assets arising on or prior to the Closing;

(e) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement and any Contract between or among Seller and the Seller Stockholders;

(f) all taxpayer and other identification numbers;

(g) all proceeds of insurance policies and rights thereunder relating to Excluded Assets, as well as all director and officer insurance policies; and

(h) the property and assets expressly designated in Part 2.2(h).

Section 2.3. Consideration.

(a)  Closing Stock Consideration.  The consideration for the Assets (the “Purchase Price”) will be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), less any Assumed Liability Negative Adjustment or plus any Acquired Cash and Receivables Positive Adjustment, plus any unused Tax Liability Coverage Amount, payable in unregistered shares of Buyer’s common stock valued at the Augme Average Price as of the Signing Date (the Purchase Price divided by such Augme Average Price, the “Aggregate Share Consideration”), issuable directly to the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants at the Closing, net of the Indemnification Escrow, allocated among and issued in the names of the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants as provided in Part 2.3(a) (the Aggregate Share Consideration less the Indemnification Escrow, the “Augme Closing Shares”).

(b)  Post-Closing Adjustment.

(i) Adjustment Amount.  If any of the Accounts Receivable reflected on the Closing Balance Sheet, other than those from National Cinemedia in the amount of $6,000 (the “National Cinemedia AR”) and Exxon Mobil in the amount of $100,000 (the “Exxon AR”), are not collected within 60 days following the Closing Date, or if the National Cinemedia AR or the Exxon AR are not collected within 270 days following the Closing Date (each, as applicable, the “AR Collection Deadline”), then the amount of such uncollected Accounts Receivable shall be treated as a post-Closing negative adjustment to the Purchase Price on a dollar for dollar basis (the “Adjustment Amount”).

(ii)  Adjustment Amount Calculation.  As soon as practicable after the applicable AR Collection Deadline, but not later than thirty (30) days after the applicable AR Collection Deadline, the Buyer shall deliver to Seller (such date of delivery, the “Delivery Date”) its good faith determination of the Adjustment Amount (the “Adjustment Amount Calculation”), if any.  During the period from the Closing Date until the Delivery Date, Seller shall give Buyer and its agents such access to the books and records of Seller as Buyer and its agents shall reasonably request during normal business hours in order to enable them to calculate the Adjustment Amount Calculation.  During the period between the Delivery Date and the Objection Deadline (as defined below), Seller and its accountants shall be given reasonable access to the books and records of Buyer upon reasonable notice to verify the Adjustment Amount Calculation.

(iii)  Resolution of Protest.  Within thirty (30) days after the Delivery Date (the “Objection Deadline”), Seller may deliver to Buyer a notice of objection (an “Objection Notice”) with respect to the Adjustment Amount Calculation.  If no Objection Notice regarding the Adjustment Amount Calculation is delivered by Seller to Buyer by the Objection Deadline, the Adjustment Amount Calculation shall be final and binding on the parties hereto as the Adjustment Amount.  Any Objection Notice regarding the Adjustment Amount Calculation shall specify the items in the Adjustment Amount Calculation disputed by Seller and shall describe the basis for the objection, as well as the amount in dispute.  Any other items not so disputed by Seller shall be deemed “agreed upon”.  If an Objection Notice is delivered in accordance with this Section 2.3(b), Buyer and Seller shall consult with each other with respect to the objection set forth therein.  If Buyer and Seller are unable to reach agreement within fifteen (15) days after an Objection Notice has been given, all unresolved disputed items shall be promptly referred to Buyer’s independent auditor (the “Independent Accounting Firm”).  The Independent Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Adjustment Amount Calculation as promptly as practicable, but in no event more than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those issues of dispute set forth in the Objection Notice.  If unresolved disputed issues are submitted to the Independent Accounting Firm, Buyer and Seller will each furnish to the Independent Accounting Firm such bank statements and other documents and information relating to the unresolved disputed issues as the Independent Accounting Firm may reasonably request.  The Independent Accounting Firm shall establish the procedures it shall follow (including procedures with regard to the presentation of evidence) giving due regard to the mutual intention of Seller and Buyer to resolve the disputed items and amounts as quickly, efficiently and inexpensively as possible.  The resolution of the dispute and the calculation of the Adjustment Amount by the Independent Accounting Firm shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller in the proportion that the amounts determined by the Independent Accounting Firm against each party bears to the total amount in dispute (determined with respect to dollar amount).

(iv)  Payment of Adjustment Amount.  If there is an Adjustment Amount, Buyer’s sole available methods for recouping the Adjustment Amount shall be (i) first to reduce the Tax Liability Coverage Amount by the Adjustment Amount, and (ii) second to reclaim shares out of the Indemnification Escrow, valued for this purpose at the Augme Average Price as of the date of final determination of the Adjustment Amount (including final resolution of any dispute raised by Seller in an Objection Notice), by delivering a notice to the Escrow Agent instructing the Escrow Agent to cancel the appropriate number of shares out of the Indemnification Escrow.

Section 2.4. Liabilities.

(a) Assumed Liabilities. On the Closing Date Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i) any Liability arising after the Closing Date in connection with or incidental to Buyer’s ownership of the Assets after the Closing;

(ii) any Liability arising after the Closing Date under Seller Contracts acquired as part of the Assets pursuant to Section 2.1 (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date);

(iii) any Liability of Seller set forth on Part 2.4(a)(iii) (other than Assumed Indebtedness);

(iv) the Accounts Payable set forth on the Closing Balance Sheet;

(v)  Seller’s indebtedness for borrowed money and unpaid interest accrued thereon set forth in reasonable detail on Part 2.4(a)(v) (“Assumed Indebtedness”).

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities as set forth in Section 2.4(a), whether incurred before, after or on the Closing Date.

Section 2.5. Allocation. The Purchase Price shall be allocated as determined by Buyer. After the Closing, the parties shall follow the allocation method determined by Buyer for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 2.6. Closing Obligations and Conditions. In addition to any other document to be delivered under other provisions of this Agreement, at the Closing:

(a) As a condition to Buyer’s obligations at the Closing, Seller shall deliver to Buyer:

(i) a bill of sale for all of the Assets in the form of Exhibit 2.6(a)(i) (the “Bill of Sale”) executed by Seller;

(ii) an assignment of all the Assumed Liabilities to Buyer, which assignment shall be in the form of Exhibit 2.6(a)(ii) and also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) assignments of all Intellectual Property Assets, as defined in Section 3.23(a), consisting of separate assignments of all registered Marks, Patents, and Domain Names, in the form of Exhibits 2.6(a)(iii)(A)-(C) respectively, executed by Seller and Buyer and each notarized by a licensed notary;

(iv) such other deeds, bills of sale, assignments, certificates of title, documents or other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v) the Consents listed on Exhibit 2.6(a)(v) with respect to Seller Contracts;

(vi) a certificate executed by Seller as to the accuracy of its representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;

(vii) a certificate of the Secretary of Seller (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller (as certified, where feasible, by the Secretary of State of Delaware, with respect to Seller, as of a recent date), (B) certifying, as complete and accurate as of the Closing, attached copies of all requisite resolutions or actions of Seller’s board of directors and the Seller Stockholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of Seller’s name contemplated by Section 5.15, (C) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, and (D) attaching a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Seller, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1;

(viii) releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

(ix) the Investor Representation Statement, executed by each of the Seller Noteholders, Seller Stockholders and Seller Incentive Participants, in the form of Exhibit 2.6(a)(ix);

(x) the Escrow Agreement (as defined below) executed by the Stockholder Representative;

(xi) an employment agreement in the form of Exhibit 2.6(a)(xi) (the “Employment Agreement”) executed by Edward Jordan;

(xii) satisfactory evidence that all legal counsels to Seller have been paid in full for all services rendered in connection with the negotiation of this Agreement and the Contemplated Transactions;

(xiii) a hard copy backup of all Software related to the Business;

(xiv) the Closing Balance Sheet;

(xv)  a release executed by all the Seller Noteholders releasing Seller, its successors and assigns, and holding Buyer harmless, from any and all indebtedness of Seller to the Seller Noteholders, in consideration of the issuance by Buyer to the Seller Noteholders of the applicable portion of the Aggregate Share Consideration, subject to and in accordance with the terms hereof;

(xvi) an Acknowledgement and Release; executed by all the holders of options to acquire capital stock of Seller (immediately prior to the exercise of the same in connection with Closing) in the form attached to that Notice to Option Holders in the form of Exhibit 2.6(a)(xvi);

(xvii) the Stockholder Representative Agreement duly executed by the Stockholder Representative; and

(xviii) such other documents or information as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by

Seller pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) As a condition to Seller’s obligations at the Closing, Buyer shall deliver to Seller:

(i) certificates representing the Augme Closing Shares;

(ii) the Bill of Sale, executed by Buyer;

(iii) the Assignment and Assumption Agreement; executed by Buyer;

(iv) the Employment Agreement, executed by Buyer;

(v) the Escrow Agreement (as defined below) executed by Buyer and Escrow Agent (as defined below);

(vi) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;

(vii) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying that the execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been approved by all requisite authority and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

(viii)  a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Buyer, executed by the appropriate officials of the State of Delaware.

(c) Buyer shall deliver to the Escrow Agent stock certificates representing the shares comprising the Indemnification Escrow, allocated among and issued in the names of the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants as provided in Part 2.6(c); and

(d)  Buyer shall deliver to the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants the information required to be delivered to non-accredited investors pursuant to Rule 502 of Regulation D (the “Buyer Offering Materials”), in order for Buyer’s issuance of the Augme Closing Shares and the shares comprising the Indemnification Escrow (collectively, the “Augme Common Shares”) to be exempt from registration pursuant to Rule 506 of Regulation D.

Section 2.7.  Deferred Consents. Anything in this Agreement to the contrary notwithstanding, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign or transfer any contract, lease, authorization, license or Governmental Authorization, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment or transfer thereof, without the consent of a third party thereto or of the issuing Governmental Body, as the case may be, would constitute a breach thereof.  If a Deferred Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, then, in each such case, (a) the Deferred Item shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price, (b) from and after the Closing, Seller and Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as practicable after the Closing, and (c) until such Deferred Consent is obtained, Seller and Buyer will cooperate, in all reasonable respects, to provide to Buyer the benefits under the Deferred Item to which such Deferred Consent relates (with Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities or obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to the Closing, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the parties hereto the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such contract, lease, authorization, license or Governmental Authorization, including enforcement for the benefit of Buyer of all claims or rights arising thereunder, and the performance by Buyer of the obligations thereunder on a prompt and punctual basis.

Section 2.8. Restrictive Legends; Market Standoff.

(a)  The Augme Common Shares shall not have been registered and shall be characterized as “restricted securities” under the U.S. federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing the Augme Common Shares shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

and any legends required by state securities laws.

(b) Each Seller Noteholder, Seller Stockholder and Seller Incentive Participant shall agree pursuant to the Investor Representation Statement (as defined below) that it, he or she shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (collectively, the “Restricted Transactions”), any of the Augme Common Shares until such Augme Common Shares are eligible for sale pursuant to the exemption from registration set forth in Rule 144 promulgated under the Securities Act (the “Restricted Period”). Buyer may impose stop-transfer instructions and may stamp each certificate representing the Augme Common Shares with the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED JULY 20, 2011 BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS MAY PREVENT TRANSFER OF THESE SHARES AND MAY BE BINDING ON ALL TRANSFEREES OF THESE SHARES.”

Section 2.9. Sale of Shares Pursuant to Exemption. The parties hereto acknowledge and agree that the Augme Common Shares shall constitute “restricted securities” within the Securities Act. Seller will cause each Seller Noteholder, Seller Stockholder and Seller Incentive Participant to execute and deliver to Buyer an Investor Representation Statement in the form attached hereto as Exhibit 2.6(a)(ix) (the “Investor Representation Statement”). It is acknowledged and understood that Buyer is relying on the written representations made by each of the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants in the Investor Representation Statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows:

Section 3.1. Organization and Good Standing. Part 3.1 contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Seller.

Section 3.2. Enforceability; Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of each agreement and certificate to be executed or delivered by Seller at the Closing pursuant to Section 2.6(a) (the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents and to perform its obligations under this Agreement and Seller’s Closing Documents, and such action has been duly authorized by all necessary action by the Seller Stockholders and directors of Seller.

(b)  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any of the Governing Documents of Seller or any resolution adopted by the board of directors or the Seller Stockholders, (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or (vi) result in any Seller Stockholder having the right to exercise dissenters’ appraisal rights.

(c) Except as set forth in Part 3.2(c), Seller is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3. Capitalization. As of the Signing Date, the authorized equity securities of Seller consist of 1,440,000 shares of common stock, of which 182,900 shares are issued and outstanding, and 440,000 shares of preferred stock designated as Series A Preferred Stock, of which 318,804 shares are issued and outstanding. The Seller Stockholders are the only Persons entitled to vote on the Contemplated Transactions for Seller.  Part 3.3 sets forth a list, as of the Signing Date, of all outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any equity securities of Seller, or contracts, commitments, understandings or arrangements by which Seller is or may become bound to issue equity securities of Seller.  None of the outstanding equity securities of Seller was issued in violation of the Securities Act or any other Legal Requirement in a manner that could reasonably be determined to give rise to a right of rescission on the part any holder of such equity securities.

Section 3.4. Financial Records. Seller has delivered to Buyer such financial Records, including banking statements and Tax Returns, as has been requested by Buyer (collectively, the “Financial Records”). The financial data contained in such Financial Records is true and correct in all material respects as at the respective dates of and for the periods referred to in such Financial Records, subject in all events to Section 3.17.

Section 3.5. Books and Records. The books of account and other Financial Records of Seller relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of Seller, to the extent they exist, all of which have been made available to Buyer to the extent they relate to the Business, contain accurate and complete Records of all meetings held of, and corporate action taken by, the stockholders and the board of directors of Seller, and no meeting relating to the Business of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.6. Sufficiency of Assets. Except as set forth in Part 3.6, the Assets include all the operating assets of the Business.

Section 3.7. Real Property. Part 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases for which the Business is presently reliant.  Seller does not have any ownership interest in any Real Property.

Section 3.8. Title To Assets; Encumbrances. Seller owns good and transferable title to all the Assets free and clear of any Encumbrances other than (a) those described in Part 3.8, (b) those for Taxes not yet due and payable, (c) statutory Encumbrances of landlords with respect to Real Property Leases, (d) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, and (e) in the case of Real Property Leases, in addition to items (b) and (c), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by Seller (collectively, “Permitted Encumbrances”).

Section 3.9. Condition of Tangible Personal Property. Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller, is free from latent and patent defects. No item of Tangible Personal Property included in the Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9, all Tangible Personal Property used in the Business and included in the Assets is in the possession of Seller.

Section 3.10. Accounts Payable. Part 3.10 contains a complete and accurate list of all Accounts Payable as of the Signing Date.  The Closing Balance Sheet shall contain a complete and accurate list of all Accounts Payable as of the Closing Date.

Section 3.11. No Undisclosed Liabilities. Except as set forth in Part 3.11, in the Financial Statements or on the Closing Balance Sheet, Seller has no Liability.

Section 3.12. Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns. All Tax Returns filed by Seller are true, correct and complete. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.12 and are being contested in good faith. Except as provided in Part 3.12, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

Section 3.13. No Subsidiaries.  Seller does not own, beneficially or of record, any capital stock or other equity interest in any corporation, limited liability company, partnership, joint venture or other business association of any kind whatsoever.

Section 3.14. Employee Benefits.

(a) Set forth in Part 3.14(a) is a complete and correct list of all Employee Plans that (i) are maintained, administered or contributed to by Seller or has been maintained, administered or contributed to in the last six (6) years by Seller, or with respect to which Seller has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.  Except as disclosed in Part 3.14(a), Seller has never maintained, administered or contributed to an Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the

Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. There has never been any other corporation or trade or business controlled by, controlling under common control with or in the same controlled group with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the six preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts and insurance policies with insurance companies, third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (ix) a sample of all current administrative forms for each Employee Plan; and (x) the most recent nondiscrimination test reports with respect to the Employee Plans for each of the six preceding years.

(c) Except as disclosed in Part 3.14(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the Signing Date and all periods thereafter prior to the Closing Date.

(d) The form of all Employee Plans is in compliance, in all material respects with the applicable terms of ERISA, the Code, and any other applicable Legal Requirement, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance in all material respects with such Legal Requirements and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.

(f) There is no material pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by the Code or ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under the Code or ERISA nor result in a violation of Section 406 of ERISA, except as contemplated by Section 5.1(c)(iii).

(g) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.14(g).

(h) Except as required by Legal Requirements and as provided in Section 5.1(c)(iii), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any director, employee, officer, former employee or former officer of Seller, and there has been no communication whatsoever of any commitment by Seller to create any new Employee Plan that is not yet effective. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(i)  Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(j) None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. Except as further described in Part 3.14(j), no written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

(k) No benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code.

Section 3.15. Compliance With Legal Requirements; Governmental Authorizations.

(a) Seller is, and at all times since its inception has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to any Legal Requirement.

(c) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d) Part 3.15(d) contains a complete and accurate list of each material Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets.  Each Governmental Authorization listed or required to be listed in Part 3.15(d) is valid and in full force and effect. Seller is, and at all times since its inception has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.15(d).  The Governmental Authorizations listed in Part 3.15(d) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Seller.  Seller expressly disclaims any representation or warranty that the Governmental Authorizations listed in Part 3.15(d) are necessary or sufficient for the lawful conduct and operation of the Business by Buyer from and after the Closing.

Section 3.16. Legal Proceedings; Orders.

(a) Except as set forth in Part 3.16(a), there is no pending, and to Seller’s Knowledge threatened, Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the Business, or the Assets; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.16(a). There are no Proceedings listed or required to be listed in Part 3.16(a) that could have a Material Adverse Effect on Seller.

(b) Except as set forth in Part 3.16(b):

(i) there is no Order to which Seller, the Business or any of the Assets is subject; and

(ii) To Seller’s Knowledge, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c) Except as set forth in Part 3.16(c):

(i) Seller is, and, at all times since its inception has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii) No event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii) Seller has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

Section 3.17.  Financial Statements; Absence of Certain Changes and Events.

(a)   Financial Statements.

(i)  Attached to Part 3.17(a)(i) are the following unaudited financial statements of Seller (collectively, the “Annual Financial Statements”):

(A)  the balance sheets of Seller as of December 31, 2009 and December 31, 2010;

(B)  the statements of operations of Seller for the fiscal years ended December 31, 2009 and December 31, 2010; and

(C)  the cash flow statements of Seller for the fiscal years ended December 31, 2009 and December 31, 2010.

(ii)  Attached to Part 3.17(a)(ii) are the following unaudited interim financial statements of Seller (collectively, the “Interim Financial Statements”):

(A)  the unaudited balance sheet (“Latest Balance Sheet”) for Seller as of March 31, 2011 (the “Latest Balance Sheet Date”); and

(B)   the unaudited statement of operations for the quarterly period ended March 31, 2011; and

(C)   the cash flow statement for the quarterly period ended March 31, 2011.

(iii)  Each of the Annual Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) is consistent with the books and records of Seller and fairly reflects in all material respects the financial condition, results of operations and cash flows of Seller as of the date and for the periods related thereto and have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of the Annual Financial Statements and the Interim Financial Statements for the absence of footnote disclosure and, in the case of the Interim Financial Statements, for normal and immaterial year-end adjustments) throughout the periods covered thereby.

(b)  Absence of Certain Changes and Events.  Other than actions taken in furtherance of the sale of its assets or other business combination transaction involving it, since March 31, 2011, Seller has conducted its business only in the Ordinary Course of Business.  Since March 31, 2011, there has not been any event, whether individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on Seller. Since March 31, 2011, there has not been (i) any sale, lease or other disposition of any asset or property of Seller necessary to operate the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any of the Assets (except for Permitted Encumbrances), (ii) any indication by any customer or supplier of an intention to prematurely discontinue or change the terms of its relationship with Seller; (iii) any entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business; and (iv) any damage to or destruction or loss of any Asset, whether or not covered by insurance.

Section 3.18. Contracts; No Defaults.

(a) Except as set forth in Part 3.18(a), each Seller Contract listed on Exhibit 2.1 is in full force and effect, is valid and enforceable in accordance with its terms, is assignable by Seller to Buyer without the consent of any other Person, and, to the Knowledge of Seller, will upon completion or performance thereof not have a Material Adverse Effect on the Business or Assets.

(b) Except as set forth in Part 3.18(b):

(i) Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii) to Seller’s Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Seller Contract;

(iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and

(iv) to Seller’s Knowledge no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.

Section 3.19. Insurance.

(a) To the extent such items exist and pertain to the Assets or Assumed Liabilities, Seller has delivered to Buyer (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder), including pending applications, to which Seller is a party or under which Seller is or has been covered at any time since its inception, (ii) a description of any self-insurance arrangements, (iii) a list of any reserves for losses, (iv) accurate and complete copies of any contracts involving a transfer of the risk of loss, (v) accurate and complete copies of any obligations of Seller to insure Third Parties, and (vi) a summary of all loss experiences and claims made under any of the foregoing, a list of which is included in Part 3.19(a).

(b) All policies of insurance as described in Section 3.19(a)(i) are (i) valid, outstanding and enforceable, and (ii) to Seller’s Knowledge, issued by an insurer that is financially sound and reputable.

Section 3.20. Environmental Matters. Seller is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. Seller does not have any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any location where Seller currently or previously has conducted its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.

Section 3.21. Employees.

(a) Seller has made available to Buyer a complete and accurate list of the following information for each employee of Seller that is engaged in the Business, including each employee on leave of absence or layoff status and each consultant or independent contractor that has provided services to Seller that are material to the Business or the development of the technology of the Business: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b) No officer, director, agent, employee, consultant, or contractor of Seller that was or is engaged in the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee, consultant or contractor of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.

Section 3.22. Labor Disputes; Compliance.

(a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment practices, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Part 3.22(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2008, there has not been, there is not presently pending or existing, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding with respect to any Legal Requirements described in Section 3.22(a) exists that might have an adverse effect upon Seller or the conduct of the Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 3.23. Intellectual Property Assets.

(a) The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, and which, whether directly or indirectly, are related to, used in connection with, or are or will form a part of the Business, including, but not limited to:

(i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents and patent applications, and any continuation, divisional, renewal, substitute or reissue thereof, or any legal equivalent thereof in a foreign country, and all inventions and discoveries that may be patentable in the United States or any foreign country (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(v) all rights in internet web sites and internet domain names presently registered to Seller (collectively “Domain Names”).

(b) Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.

(c) (i) Except as set forth in Part 3.23(c), the Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c).

(ii) Except as set forth in Part 3.23(c), all former employees of Seller since its inception, and all current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

(d) (i) Part 3.23(d) contains a complete and accurate list of all Patents.

(ii) All the issued Patents are currently in compliance with formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and are valid and enforceable.

(iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv) Except as set forth in Part 3.23(d), (A) no Patent is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v) All products and services made, used, provided or sold under the Patents have been marked with the proper patent notice.

(e) (i) Part 3.23(e) contains a complete and accurate list of all Marks.

(ii) All Marks which have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable.

(iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) No Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) (i) Part 3.23(f) contains a complete and accurate list of all registered Copyrights.

(ii) All of the registered Copyrights are currently in compliance with formal Legal Requirements, and are valid and enforceable.

(iii) No Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

(iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).

(iii) Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h) (i) Part 3.23(h) contains a complete and accurate list of all Domain Names.

(ii) All Domain Names have been registered in the name of Seller and are in compliance in all material respects with all formal Legal Requirements.

(iii) No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Domain Name.

(iv) To Seller’s Knowledge, no Domain Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Domain Name infringes, interferes with or, to Seller’s Knowledge, is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

Section 3.24. Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller, and to Seller’s Knowledge its Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

Section 3.25. Brokers or Finders. Except as disclosed in Part 3.25, neither Seller, nor to Seller’s Knowledge any of its Representatives, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.

Section 3.26. Relationship with Related Persons. Except as disclosed in Part 3.26, no Related Person of Seller has, or since Seller’s inception has had, any ownership interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, other than as an owner of Seller’s equity securities.  Neither Seller nor any Related Person of Seller owns, or since Seller’s inception has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.26, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.26, no Related Person of Seller is a party to any Contract with, or has any claim or right against, Seller.

Section 3.27. NO OTHER WARRANTIES OR REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER), NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE CONTEMPLATED TRANSACTIONS, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS REPRESENTATIVES.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, CONCERNING THE ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, QUANTITY, QUALITY, CONDITION, MERCHANTABILITY, SUITABILITY FOR USE, SALABILITY, OBSOLESCENCE, WORKING ORDER, VALIDITY OR ENFORCEABILITY, AND (II) BUYER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES THAT ANY OF THE ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.

Section 4.2. Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each agreement and certificate to be executed or delivered by Buyer at Closing pursuant to Section 2.6(b) (the “Buyer’s Closing Documents”), each of Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, as the case may be, in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Buyer’s Closing Documents and to perform its obligations under this Agreement and Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.4  SEC Reports and Filings; Buyer Offering Materials.  Buyer’s (i) Annual Report on Form 10-K for the fiscal year ended February 28, 2011, filed with the SEC on May 16, 2011,  (ii) Registration Statement on Form S-1 (SEC registration number 333-172865), declared effective by the SEC on June 10, 2011, and (iii) Current Reports on Form 8-K filed with the SEC since May 16, 2011 (all of the foregoing documents, collectively, the “SEC Documents”), including the financial statements contained therein, (A) complied with all applicable Legal Requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder, at and as of the times they were filed in all material respects, and (B) did not at and as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Buyer Offering Materials (i) constitute the information required to be delivered to non-accredited investors pursuant to Rule 502 of Regulation D in order for Buyer’s issuance of the Aggregate Share Consideration to the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants to be exempt from registration pursuant to Rule 506 of Regulation D, assuming the truth and accuracy of the Investor Representation Statements executed by the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants, and (ii) do not, as of the dates and periods covered thereby, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5. Intentionally omitted.

Section 4.6. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement or any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 4.7. No Reliance.  Buyer acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations of Seller explicitly set forth in this Agreement, Buyer has relied solely upon its (and its Representatives’) independent investigation, analysis and evaluation of Seller  and of the Contemplated Transactions contemplated by this Agreement (including its own estimate and appraisal of the value of the Company and its financial conditions, assets, operations, and prospects).  Buyer confirms to Seller that (a) Buyer and its Representatives have had full opportunity to discuss, ask questions, and obtain data regarding the Company, this Agreement, and the transactions contemplated hereby of and with Seller and its Representatives, and (b) Buyer is sophisticated, knowledgeable, and capable of evaluating the matters set forth above.

Section 4.8. Capital Stock.  The Aggregate Share Consideration to be issued by Buyer pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any Encumbrance in respect of the issuance thereof, except as provided in this Agreement and except for Encumbrances created by or imposed upon the holder of such shares.  Such Aggregate Share Consideration will not be subject to any preemptive rights or other restrictions, except as provided in this Agreement, or under federal and applicable state securities laws.  Assuming the representations and warranties of each Seller Noteholder, Seller Stockholder and Seller Incentive Participant in his, her or its Investor Representation Statement are true and correct, the shares of Augme Common Stock to be issued pursuant to this Agreement will be issued in compliance with applicable federal or state securities laws.

Section 4.9.  Code §368(a)(1)(C) Reorganization Status.

(a)      There is no present plan or intention for Buyer or any person related to Buyer (as defined in Reg. Sec. 1.368-(1)(e)(3)) to acquire or redeem, during the five-year period beginning on the Closing Date, any of the Aggregate Share Consideration issued in the transaction either directly or indirectly or through any transaction, agreement, or arrangement with any other Person.

(b)      Buyer has no present plan or intention to sell or otherwise dispose of any of the Assets.

(c)      Buyer has no present intention not to continue the historic business of Seller or not to use a significant portion of Seller’s business assets in Buyer’s business.

(d)      Buyer is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

Section 4.10  NO OTHER WARRANTIES OR REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER BUYER NOR ANY OF ITS REPRESENTATIVES MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR THE CONTEMPLATED TRANSACTIONS, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BUYER OR ANY OF ITS REPRESENTATIVES.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1. Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for the Business who are employed exclusively in the Business as then conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Not later than the Closing Date, Buyer shall offer employment to the current employees of Seller listed on Part 5.1(b) at the compensation rates and with the benefits set forth on Part 5.1(b) (any such employees who accept such offer of employment being referred to as the “Hired Active Employees”). Buyer shall have no obligation to offer employment to any employees whose employment had been terminated (voluntarily or involuntarily) or who have retired prior to the Closing Date.  Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

(ii) Neither Seller nor any of its Related Persons shall solicit the continued employment of any Hired Active Employee after the Closing.

(iii) It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those set forth in this Section and the Employment Agreement, and (B) unless otherwise specified in the Employment Agreement, employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees, except as otherwise provided in the Employment Agreement.

(c) Salaries and Benefits.

(i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, if any; and (B) the payment of any termination or severance payments.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(iii)  Prior to the Closing Date, Seller may, in its sole discretion, fully vest (100%) any unvested stock options issued under Seller’s Equity Compensation Plan, in order that the Persons holding such options may exercise such options prior to the Closing Date.  Buyer shall be responsible for reimbursing all Persons whose stock options are so accelerated an aggregate amount up to $250,000, subject to downward adjustment as provided in Section 2.3(b)(iv) (the “Tax Liability Coverage Amount”), on a pro rata basis as to each Person whose stock option is so accelerated, to cover any U.S. federal or state Tax liability incurred by such Persons as a result of such acceleration.  Buyer shall make such reimbursement prior to the time when such Tax liability becomes due and payable pursuant to applicable Legal Requirements, provided that Buyer receives, at least thirty (30) days prior to such due date, evidence reasonably satisfactory to Buyer and its Tax counsel or accountant substantiating the amount of each such Person’s Tax liability resulting from such accelerated vesting.  The Tax Liability Coverage Amount is in addition to the Purchase Price, and any portion of the Tax Liability Coverage Amount not paid within thirty (30) days following the final determination of the Adjustment Amount Calculation pursuant to Section 2.3(b) as reimbursement as provided herein shall be added to the Purchase Price.  Buyer shall not assume any outstanding stock options or other equity incentive awards of Buyer.

(f) No Transfer of Assets. Neither Seller nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(g) Terms of Employment. Subject to the provisions of Section 5.1(b)(i), Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, and future wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(h) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Intentionally omitted.

(v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller, except as provided in Section 5.1(c)(iii).

Section 5.2. Collection of Accounts Receivable.

(a) Seller shall cooperate with and assist Buyer in connection with the collection of the Accounts Receivable and shall take all actions reasonably requested by Buyer in connection therewith.  Following the Closing Date, if Seller receives any payment with respect to the Accounts Receivable it shall deliver such payment to Buyer in the form received within three (3) Business Days after its receipt thereof.  Seller shall not have any claims, defenses or rights to set-off with respect to any such payments.  Seller shall endorse or deposit any checks or other instruments received in payment of the Accounts Receivable.

(b)  In furtherance of Section 5.2(a), Seller, effective upon the Closing, constitutes and appoints Buyer and its successors and assigns the agent of Seller in the collection of the Accounts Receivable and the attorney-in-fact of Seller, with full power of substitution, to execute, sign, endorse, or deliver, in the name of Seller, receipts or any other document necessary to evidence, collect, or otherwise realize upon such Accounts Receivable, and to institute and prosecute, in the name of Seller or Buyer but on behalf of, and for the benefit of, Buyer, and at the expense of Buyer, all proceedings and actions that Buyer may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Accounts Receivable, and to defend and compromise any and all actions, suits or proceedings that the owner of the Accounts Receivable is entitled to defend or compromise.  Seller agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner and for any reason (including the dissolution of Seller).  In addition, Seller agrees to execute any further power-of-attorney that Buyer deems reasonably necessary or appropriate to give effect to this Section 5.2(b) and for Buyer to evidence, collect, or otherwise realize upon the Accounts Receivable.

Section 5.3. Payment of Other Retained Liabilities. Seller shall pay, or make adequate provision for the payment, in full of all the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Indemnification Escrow, as provided in Article VI, and the Tax Liability Coverage Amount.

Section 5.4. Exchange Act Reporting Requirements.  Buyer shall remain in compliance with its reporting obligations under the Exchange Act until the Seller Noteholders, the Seller Stockholders and the Seller Incentive Participants may resell all the shares of Augme Common Stock acquired pursuant to this Agreement under Rule 144 under the Securities Act in transactions in which the requirements of paragraph (c)(1) of such Rule 144 are not applicable.

Section 5.5. Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Effective Time.

Section 5.6. Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Business, or the Assets.

Section 5.7. Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition. For a period of five (5) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business, provided, however, that Seller may acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. The geographical area encompassed by this Agreement is due to the nature and scope of Buyer’s business offerings.

(b) Nonsolicitation. For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

(i) solicit the business of any Person who is a customer of Buyer;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c) Nondisparagement. After the Closing Date, Seller will not disparage Buyer or any of Buyer’s stockholders, directors, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 5.8. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will use Best Efforts satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

Section 5.9. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but for no less than five years) those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements, Tax Returns, or deal with Tax audits.  Until such time as Seller is dissolved as a corporate entity or three (3) years following the Closing Date, whichever occurs first, Seller shall provide Buyer and its Representatives reasonable access to Records that are related to any of the Excluded Assets, during normal business hours and on at least three

(3) days’ prior written notice, for any reasonable purpose relating to the Contemplated Transactions, which purpose must be specified by Buyer in such notice.

Section 5.10. Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 5.11. Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, Seller shall conduct the Business in the Ordinary Course of Business and in compliance in all material respects with all applicable Legal Requirements, and use Best Efforts in light of its available cash, to preserve substantially intact the Business and goodwill, keep available the services of its officers and employees and preserve the relationships with those Persons having business dealing with Seller with respect to the Business. Furthermore, except as set forth in Part 5.11 or as expressly permitted elsewhere in this Agreement, Seller agrees not to take any of the following actions without the prior written consent of Buyer:

(a) amend its Governing Documents;

(b) (i) issue, deliver, pledge, transfer, dispose of or encumber any shares of capital stock or other equity or voting interests of Seller or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciate rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Seller’s common stock or the value of Seller or any part thereof, provided, however, that none of the foregoing shall prohibit the issuance of Seller common stock upon the exercise of valid stock options or the conversion of restricted stock units, in each case outstanding as of the Signing Date;

(ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction;

(c) except as described in Section 5.1(c)(iii), grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Seller’s common stock or the value of Seller or any part thereof (whether or not pursuant to any existing stock plan of Seller);

(d) (i) except to the extent required under existing plans or arrangements, increase any compensation or benefit of, or enter into or amend in any material respect any employment or severance agreement with any of Seller’s Representatives;

(ii) grant any bonuses (including grants of bonuses to new hires) to any of Seller’s Representatives;

(iii) adopt any new Employee Plan, or amend or modify any existing Employee Plan in any material respect, or, except as described in Section 5.1(c)(iii), accelerate the vesting of any compensation (including equity-based awards) for the benefit of any of Seller’s Representatives or grant or amend in any material respect any award under any existing Employee Plans;

(iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

(v) grant to any of Seller’s Representatives any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(vi) hire or otherwise employ any individual other than in the Ordinary Course of Business; or

(vii) terminate any employee other than for cause, including misconduct or breach of Seller policies.

(e) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or

(ii) directly or indirectly adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, Seller, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of any outstanding stock options or the conversion of any Seller restricted stock units outstanding on the Signing Date;

(f) (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Seller related to the Business; or

(ii) mortgage or pledge any of the property or assets of Seller related to the Business, or subject any such property or assets to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), in the Ordinary Course of Business;

(g) except in the Ordinary Course of Business, enter into, or amend or terminate any Seller Contract or any lease or sublease; provided that in no event shall Seller enter into any procurement contracts which require or involve the payment by Seller of more than $5,000 individually or $15,000 in the aggregate;

(h) (i) merge with, enter into a consolidation with or otherwise acquire a material portion of the outstanding equity interests in any Person or acquire any portion of the assets or business of any Person (or any division or line of business thereof) ; or

(ii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, except, in the case of this clause (ii), in the Ordinary Course of Business; provided that no acquisitions that make it more difficult in any material respect to obtain any approval or authorization required in connection with the Contemplated Transactions hereby under any Legal Requirement or that would reasonably be expected to prevent, delay, or impede consummation of the Contemplated Transactions hereby shall be permitted without consent;

(i) create, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(j) create, incur or assume any Encumbrance affecting the Assets;

(k) (i) modify, amend, accelerate, terminate or cancel any Seller Contract,

(ii) enter into, amend or modify any agreement or arrangement with Persons that are “affiliates” (as such term is defined in Rule 144 under the Securities Act), or

(iii) enter into, extend or renew any contract which, if executed prior to the Signing Date, would have been required to be disclosed pursuant to Section 3.18, other than, in each case, in the Ordinary Course of Business;

(l) enter into, amend or modify any agreement which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies related to the Business;

(m) transfer or license on an exclusive basis to any Person any rights to the Intellectual Property Assets;

(n) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Intellectual Property Assets or amend or modify in any respect any existing material agreements with respect to any Intellectual Property Assets;

(o) enter into any material agreement with respect to the Intellectual Property Assets or with respect to the intellectual property of any Third Party, other than, in the case of intellectual property of any Third Party, in the Ordinary Course of Business;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller;

(q) form any subsidiary;

(r) make any material Tax election or settle or compromise any material Tax Liability, if such election, settlement or compromise would have the effect of increasing the Tax Liability related to the Business for any period;

(s) materially reduce the amount of any insurance coverage provided by the existing insurance policies of Seller;

(t) settle, pay or discharge any litigation, investigation, or arbitration, other than the settlement, payment, discharge or satisfaction thereof in the Ordinary Course of Business as long as the amount paid to settle, pay or discharge such litigation, investigation or arbitration does not exceed $10,000;

(u) knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the Contemplated Transactions (other than as required by Legal Requirements); and

(v) authorize any of, or commit, resolve, offer, agree or announce an intention to take any of, the foregoing actions or any other action inconsistent with the foregoing.

Section 5.12. Seller Stockholders’ Approval.

(a) Seller shall, in accordance with applicable Legal Requirements and Seller’s Governing Documents, take all action necessary to solicit a vote or written consent on a proposal to adopt and approve this Agreement as soon as practicable following the Signing Date and in no event later than fifteen (15) days (or such other later date which the parties may agree upon in writing) after the Signing Date.

(b)  the board of directors Seller shall recommend that Seller Stockholders adopt and approve this Agreement, and Seller shall use its Best Efforts to obtain the Seller Stockholder Approval.

Section 5.13. Third Party Consents and Regulatory Approvals.  Subject to the terms and conditions of this Agreement, each of Buyer and Seller will use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Legal Requirements to consummate the Contemplated Transactions as soon as practicable after the date hereof, including:

(i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party or any Governmental Body in order to consummate the Contemplated Transactions; and

(ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals.

Section 5.14. Non-Solicitation.

(a) Upon execution of this Agreement, Seller shall and shall cause its Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly after the Signing Date instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of Seller to promptly return or destroy all information, documents, and materials relating to the Acquisition Proposal or to Seller or its businesses, operations or affairs heretofore furnished by Seller or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b) Seller agrees that it shall not, and that it shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to any Person (other than Buyer) in connection with, an Acquisition Proposal, (iii) enter into any letter of intent or agreement related to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 5.15(c)), or (iv) approve or recommend an Acquisition Proposal.

(c) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer for any transaction or series of related transactions involving (i) a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Seller or the Business, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition of assets that constitute at least 15% of the Assets, taken as a whole, or (iii) a purchase or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 15% or more of the voting power of Seller; provided, however, that the term “Acquisition Proposal” shall not include the Contemplated Transactions.

Section  5.15. Alternate Name Designation. On or before the Closing Date, Seller shall deliver a certificate to Buyer from the appropriate Governmental Body evidencing the termination of Seller’s name as “JagTag, Inc.” and shall cooperate with Buyer to secure such name designation for Buyer’s use.

Section 5.16  Successor Indemnification.  Buyer shall assume the obligations of the Seller with respect to indemnification of members of the Seller’s Board of Directors as in effect immediately prior to the Closing, as set forth in the Seller’s Governing Documents or as provided in the Contracts set forth in Part 5.16, in any case subject to the applicable provisions of the Delaware General Corporation Law; provided, however, that such obligations shall not exceed, in the aggregate, the amount of proceeds available under the D&O Policy (as defined below). Prior to the Effective Time, Seller shall procure, and Buyer shall fully pay for, insurance with an insurance carrier and coverage amounts as mutually agreed to by Buyer and Seller with respect to directors’ and officers’ liability and fiduciary liability coverage (the “D&O Policy”).  At such time as Seller dissolves its corporate form, Seller shall procure, and Buyer shall pay for on behalf of Seller, a one-year runoff period under the D& Policy; provided, however, that Seller applies any refunded premium under the D&O Policy (due to such policy being in effect for less than its full coverage period) to the premium for such runoff period; and provided, further, that after application of any such refunded premium, Buyer shall not be obligation to pay more than $7,500 for such runoff period.

ARTICLE VI

INDEMNIFICATION; REMEDIES

Section 6.1. Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for a period of one (1) year from the Closing Date, subject to any amendments or modifications undertaken pursuant to Section 9.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 6.2. Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its employees, directors, Representatives, stockholders and subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, (iii) Seller’s Closing Documents delivered pursuant to Section 2.6, (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;

(d) any amount representing fees and expenses or other costs attributable to Seller arising out of or in connection with the Contemplated Transactions;

(e) any litigation pending or threatened on the Closing Date against Seller;

(f) any Retained Liabilities; or

Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provided in this Article VI shall, absent fraud or willful misconduct, be the exclusive remedy available to the Buyer Indemnified Persons arising from or relating to any of the Contemplated Transactions, including (without limitation) in respect of any breach of or noncompliance with any provision of this Agreement by Seller or its Representatives, and the sole source for Damages which may be assessed against Seller pursuant to such indemnification shall be for Buyer to reclaim and cancel shares comprising the Indemnification Escrow in accordance with this Article VI or reduce any unpaid Tax Liability Coverage Amount by the amount of such Damages.

Section 6.3. Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, Seller Noteholders, Seller Stockholders, Seller Incentive Participants and the Stockholder Representative (collectively, the “Seller Parties”), and will reimburse Seller Parties, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Assets after the Closing Date other than the Retained Liabilities;

(d) any Assumed Liabilities; or

(e) any Liability arising out of or relating to Buyer’s (or any of its Representatives’) obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

Section 6.4. Indemnification Escrow. The stock certificates comprising the Indemnification Escrow shall be held by Buyer’s transfer agent, Manhattan Transfer Registrar Co., as escrow agent (the “Escrow Agent”), for the benefit of Seller Noteholders, Seller Stockholders and Seller Incentive Participants (but subject to any claims of Buyer asserted pursuant to Section 6.2 and any adjustment to the Purchase Price contemplated by Section 2.3(b)) in accordance with the Escrow Agreement attached hereto as Exhibit 6.4 (the “Escrow Agreement”). The Indemnification Escrow shall be available to compensate Buyer pursuant to the indemnification obligations of Seller and for the Purchase Price adjustment contemplated by Section 2.3(b).

Section 6.5. Escrow Period; Release From Escrow

(a) The period in which the Indemnification Escrow is held shall terminate upon the one (1) year anniversary of the Closing Date (the “Escrow Period”); provided, however, that a portion of the Indemnification Escrow that is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 6.6) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain deposited with the Escrow Agent until such claims have been resolved.

(b) Within three Business Days after the end of the Escrow Period (the “Release Date”), the Escrow Agent shall release and deliver to the Seller Noteholders, Seller Stockholders and Seller Incentive Participants the certificates comprising the Indemnification Escrow, less the number of shares necessary to cover any Damages described in an Officer’s Certificate delivered in accordance with Section 6.5(a) with respect to any pending but unresolved indemnification claims, valued at the Augme Average Price as of the last day of the Escrow Period. Any shares held back as a result of the preceding sentence shall be released to the Seller Noteholders, Seller Stockholders and Seller Incentive Participants or released to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.

Section 6.6. Claims Upon Indemnification Escrow. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Buyer (an “Officer’s Certificate”) stating that Damages are alleged to exist with respect to the indemnification obligations of Seller set forth in Section 6.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this ARTICLE VI, deliver to Buyer for cancellation, as promptly as practicable, certificates representing shares of out of the Indemnification Escrow having a value, at the Augme Average Price as of the delivery date of such Officer’s Certificate, equal to such Damages. The presentation of any Officer’s Certificate with respect to any indemnification obligation under Section 6.2 shall not limit the right of Buyer to submit one or more additional Officer’s Certificates with respect to the same or any other indemnification obligation.

Section 6.7. Objections to Claims.

(a) At the time of delivery of any Officer’s Certificate to the Escrow Agent, Buyer shall deliver a duplicate copy of such Officer’s Certificate to the Stockholder Representative.  For a period of 30 days after such delivery, the Escrow Agent shall make no delivery of the Indemnification Escrow pursuant to Section 6.6 unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such 30 day period, the Escrow Agent shall release the applicable portion of the Indemnification Escrow to Buyer for cancellation in accordance with Section 6.6, provided that no release may be made to Buyer if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such 30-day period.

(b) In case the Stockholder Representative shall so object in writing to any claim or claims by Buyer made in any Officer’s Certificate, Buyer shall have 30 days to respond in a written statement to the objection of the Stockholder Representative.  If after such 30-day period there remains a dispute as to any claims, the Stockholder Representative and Buyer shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if applicable, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute such portion of the Indemnification Escrow in accordance with the terms thereof.

(c) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 6.7(b) then the Escrow Agent will release the disputed portion of the Indemnification Escrow, only:

(i) in accordance with joint written instructions of Buyer and the Stockholder Representative; or

(ii) in accordance with a final, non-appealable order of a court of competent jurisdiction (a “Final Decision”). Any Final Decision will be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent will act on such court order and legal opinion without further question.

Section 6.8. Third Party Claims Where Buyer Potentially Indemnified. In the event Buyer becomes aware of a Third-Party Claim or Damages which Buyer believes may result in a demand against the Indemnification Escrow or a claim for Damages pursuant to the indemnification provisions of Section 6.2 hereof, Buyer shall notify Seller of such claim. Buyer shall have the right to settle any such claim with the consent of the Stockholder Representative which shall not be unreasonably withheld so long as Seller, the Seller Noteholders, the Seller Stockholders, the Seller Incentive Participants and the Stockholder Representative will be fully released from such claim in connection with such settlement. In the event that Seller has consented to any such settlement, Seller shall have no power or authority to object under Section 6.7 or any other provision of this ARTICLE VI to the amount of any claim by Buyer against the Indemnification Escrow for indemnity with respect to such settlement. The following procedures shall apply to this Section 6.8:

(a) If within 30 days after receiving such notice, Seller gives written notice to Buyer stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of Buyer, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of Buyer, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Seller and Seller shall make no payment in respect of such claim or Damages to any Third Party as long as Seller is conducting a good faith and diligent defense. In any such defense, Seller will consult with Buyer in connection with Seller’s defense, and Buyer shall make available all information and assistance that Seller may reasonably request and shall cooperate with Seller in such defense.

(b) In any such proceeding, Buyer shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) Seller and Buyer shall have mutually agreed to the contrary; (ii) Seller has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and Seller and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Seller will bear the fees and expenses of counsel retained by Buyer, it being understood that Seller shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for Buyer, and that all such fees and expenses shall be reimbursed by Seller as they are incurred. Any such separate counsel for which Buyer claims it is entitled to have Seller bear fees and expenses shall be designated in writing by Buyer. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Seller agrees to indemnify Buyer from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Seller has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Buyer shall have requested Seller to reimburse Buyer for fees and expenses of counsel as contemplated in this Section 6.8(b), Seller agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by Seller of the request for reimbursement; and (y) Seller shall not have reimbursed Buyer in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.

(c) If no notice of intent to dispute and defend is given by Seller under Section 6.8(a), or if Seller fails or ceases to conduct a diligent good faith defense, Buyer shall, at the expense of Seller, undertake the defense of such claim or Damages with counsel selected by Buyer, and shall have the right to compromise or settle the same exercising reasonable business judgment.

Section 6.9. Third Party Claims Where Seller Parties Potentially Indemnified. In the event any Seller Party becomes aware of a Third-Party Claim or Damages which is believed may result in a claim for Damages pursuant to the indemnification provisions of Section 6.3 hereof, the Stockholder Representative shall notify Buyer of such claim. The Seller Parties shall have the right to settle any such claim with the consent of Buyer which shall not be unreasonably withheld so long as Buyer and its Representatives will be fully released from such claim in connection with such settlement. The following procedures shall apply to this Section 6.9:

(a) If within 30 days after receiving such notice, Buyer gives written notice to the Seller Parties stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of the Seller Parties, which consent shall not be unreasonably withheld) of such matter, including selection of counsel (subject to the consent of the Seller Parties, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Buyer and Buyer shall make no payment in respect of such claim or Damages to any Third Party as long as Buyer is conducting a good faith and diligent defense. In any such defense, Buyer will consult with the Seller Parties in connection with Buyer’s defense, and the Seller Parties shall make available all information and assistance that Buyer may reasonably request and shall cooperate with Seller in such defense.

(b) In any such proceeding, the Seller Parties shall have the right to retain its/their own counsel, and will pay the fees and expenses of such counsel, unless: (i) the Seller Parties and Buyer shall have mutually agreed to the contrary; (ii) Buyer has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and the Seller Parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Buyer will bear the fees and expenses of counsel retained by the Seller Parties, it being understood that Buyer shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm (in addition to any local counsel) for the Seller Parties, and that all such fees and expenses shall be reimbursed by Buyer as they are incurred. Any such separate counsel for which any Seller Party claims it is entitled to have Buyer bear fees and expenses shall be designated in writing by the Seller Parties. If in any such proceeding there shall be a settlement or final judgment for the plaintiff, Buyer agrees to indemnify the Seller Parties from and against any loss or liability by reason of such settlement or judgment, provided that if the proceeding is resolved by settlement, Buyer has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time the Seller Parties shall have requested Buyer to reimburse the Seller Parties for fees and expenses of counsel as contemplated in this Section 6.9(b), Buyer agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than 30 days after receipt by Buyer of the request for reimbursement; and (y) Buyer shall not have reimbursed the Seller Parties in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.

(c) If no notice of intent to dispute and defend is given by Buyer under Section 6.9(a), or if Buyer fails or ceases to conduct a diligent good faith defense, the Seller Parties shall, at the expense of the Seller Parties, undertake the defense of such claim or Damages with counsel selected by the Seller Parties, and shall have the right to compromise or settle the same exercising reasonable business judgment.

ARTICLE VII

CONFIDENTIALITY

Section 7.1. Definition of Confidential Information. As used in this Article VII, the term “Confidential Information” means any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer, on the one hand, or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the Contemplated Transactions.

Section 7.2. Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the Closing, the provisions of this Article VII shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys and accountants.

Section 7.3. Exceptions. Notwithstanding Section 7.1 above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Company; (ii) becomes publicly known and made generally available after disclosure by the Company to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Company as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a Third Party without a breach of such third party’s obligations of confidentiality; (v) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Effective Time, whether before or after Seller Stockholder Approval:

(a) by mutual written consent of Seller and Buyer;

(b) by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Contemplated Transactions; provided that the party seeking to terminate this Agreement shall have used its Best Efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 5.13;

(c) by either Buyer or Seller if the Contemplated Transactions shall not have been consummated on or before September 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if such party (i) failed to perform any of its obligations under this Agreement or otherwise violated this Agreement or (ii) failed to use its Best Efforts to consummate the Contemplated Transactions, and such failure or violation has been a principal cause of, or resulted in, the failure of the Contemplated Transactions to be consummated on or before such date;

(d) by Buyer, in the event that Seller shall have (i) failed to received Seller Stockholder Approval, (ii) had an order, injunction, judgment, ruling or decree, or other legal restraint or prohibition issued by any court of competent jurisdiction, or Governmental Body preventing the consummation of the Agreement and the Contemplated

Transactions, (iii) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (iv) materially breached any representation or warranty contained herein, or if a representation or warranty of Seller shall have become untrue, which has not been cured within fifteen (15) calendar days following notice by Buyer, or if the Termination Date is less than fifteen (15) calendar days from the notice by Buyer, has not been or cannot reasonably be expected to be cured by the Termination Date; provided that Buyer is not in material breach of any representation, warranty or covenant contained in this Agreement;

(e) by Seller, in the event that Buyer shall have (i) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (ii) materially breached any of its representations or warranties, in either case which breach or failure would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions and is either incurable or, if curable, is not cured by Buyer within fifteen (15) calendar days following notice by Seller or, if the Termination Date is less than fifteen (15) calendar days from the notice by Seller, has not been or cannot reasonably be expected to be cured by the Termination Date; provided at the time of the delivery of such written notice Seller is not in material breach of any representation, warranty or covenant contained in this Agreement; or

(f) by either Buyer or Seller if Seller shall have failed to obtain Seller Stockholder Approval prior to the Termination Date.

Section 8.2 Effect of Termination.  In the event of a termination and abandonment of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become void and have no effect, and none of Buyer, Seller, any of their respective Representatives shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the Contemplated Transactions, except that such obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, neither of Buyer or Seller shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s stockholders) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith, or any fraud and provided further, that in circumstances where Seller or Buyer is obligated to consummate the Contemplated Transactions, the failure by such party to consummate the Contemplated Transactions in accordance with the provisions hereof shall be deemed an intentional breach by such party of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Expenses. Each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

Section 9.2. Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that it is understood and agreed that Buyer and Seller shall consult with each other in good faith regarding the content and form of any press release or other announcement or disclosure relating to the Contemplated Transactions.

Section 9.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Seller:

JagTag, Inc.

234 Nassau Street

Princeton, NJ 08542

Fax:
Attn: CEO

With a copy to:

Lowenstein Sandler LLP
590 Forest Avenue
Palo Alto, CA 94301

Fax:  (650) 433 5597

Attention:  Kathi A. Rawnsley, Esq.

Buyer:

Augme Technologies, Inc.
43 W 24th St.
11th Floor
New York, NY 10010

Fax:
Attn: CEO

With a copy to:

Richardson & Patel, LLP

750 Third Avenue, 9th Floor

New York, NY 10017

Fax:  (917) 591-6898
Attn: Kevin Friedmann, Esq.

Section 9.4. Jurisdiction; Venue. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the state or federal courts located in the Borough of Manhattan, City of New York, New York and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

Section 9.5. Enforcement of Agreement. Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.6. Waiver; Extension; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement by Seller Stockholders, no extension or waiver of this Agreement or any portion thereof shall be made which by any Legal Requirement requires further approval of the stockholders of Seller without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure or delay to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment; provided, however, that after approval and adoption of this Agreement by Seller Stockholders, no amendment of this Agreement shall be made which by Legal Requirement requires further approval by the stockholders of Seller without obtaining such approval.

Section 9.8. Disclosure Letter.

(a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) The statements in the Disclosure Letter relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

Section 9.9. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 9.9.

Section 9.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.11. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

Section 9.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.13. Governing Law. This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

Section 9.14. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

Section 9.15. Construction. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

Section 10.1. Appointment.  To efficiently administer the defense and/or settlement of any claims for indemnity by Buyer pursuant to Article VI, subject to and in accordance with a Stockholder Representative Agreement in the form of Exhibit 10.1 (the “Stockholder Representative Agreement”), Mr. Gerrit F. Besselaar is hereby appointed to serve as the representative of the Seller Noteholders, Seller Stockholders and Seller Incentive Participants (the “Stockholder Representative”).  The Stockholder Representatives shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which Buyer may claim to be entitled to indemnity pursuant to Article VI, all decisions and actions relating to any adjustment to the Purchase Price or Aggregate Share Consideration and otherwise to act on behalf of the Seller Noteholders, Seller Stockholders and Seller Incentive Participants in all respects with respect to this Agreement, including, without limitation, the amendment or termination of such agreements.  All decisions and actions by the Stockholder Representative shall be binding upon all the Seller Noteholders, Seller Stockholders and Seller Incentive Participants, and no Seller Noteholder, Seller Stockholder or Seller Incentive Participant shall have the right to object to, dissent from, protest or otherwise contest the same.  In the event of the death, incapacity or resignation of the Stockholder Representative, the Seller Stockholders holding a majority of the voting capital stock of Seller immediately prior to the Effective Time (the “Majority Stockholders”) shall promptly appoint a substitute Stockholder Representative; provided, however, in no event shall a Stockholder Representative resign without the Majority Stockholders having first appointed a substitute Stockholder Representative who shall assume such duties immediately upon the resignation of such Stockholder Representative.  From and after such time when Seller dissolves itself as a corporation and continuing until the first anniversary of the Closing (or such longer time as any portion of the Indemnification Escrow remains deposited with the Escrow Agent in accordance with Section 6.5), the Stockholder Representative shall be authorized and obligated to act on behalf of Seller in order to fulfill all of Seller’s covenants set forth in Article V that survive the Closing, including without limitation, Section 5.10, and such authorization and obligation shall be provided in the Stockholder Representative Agreement.  By his signature below, the Stockholder Representative agrees to fulfill such obligation for the period specified.

Section 10.2. Decisions Final.  Buyer shall have no right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Stockholder Representative as between the Stockholder Representative and the Seller Noteholders, Seller Stockholders and Seller Incentive Participants.  Buyer hereby waives any claims it may have or assert, including those that may arise in the future, against any Stockholder Representative or any of his affiliates (other than Seller) that relate to such Stockholder Representative’s role as such, including any claims for any action or inaction taken or not taken by the Stockholder Representative in connection herewith.

Section 10.3. Binding Relationship.  Each Seller Noteholder, Seller Stockholder and Seller Incentive Participant that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to have agreed that (i) the provisions of this Article X are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Seller Noteholder, Seller Stockholder or Seller Incentive Participant may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Article X would be inadequate, (iii) such Seller Noteholder, Seller Stockholder or Seller Incentive Participant shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Seller Noteholder, Seller Stockholder or Seller Incentive Participant brings an action to enforce the provisions of this Article X and (iv) the provisions of Article X shall be binding upon such Seller Noteholder, Seller Stockholder or Seller Incentive Participant and the successors and assigns of such Seller Noteholder, Seller Stockholder or Seller Incentive Participant.  In addition, each Seller Noteholder, Seller Stockholder and Seller Incentive Participant that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to:

(a) have waived any claims he, she or it may have or assert, including those that may arise in the future, against any Stockholder Representative and any of his affiliates, for any action or inaction taken or not taken by the Stockholder Representative in connection therewith; and

(b) have agreed to his or her portion, if any, of the Indemnification Escrow be paid by Buyer to the Escrow Agent and disbursed by the Escrow Agent in accordance with the operative agreement governing the escrow.

Section 10.4. Notices.  Any notice or communication delivered by Buyer to the Stockholder Representative shall, as between Buyer, on the one hand, and the Seller Noteholders, Seller Stockholders and Seller Incentive Participants, on the other hand, be deemed to have been delivered to all Seller Noteholders, Seller Stockholders and Seller Incentive Participants.  Buyer shall be entitled to rely exclusively upon any communication or writings given or executed by the Stockholder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Stockholder Representative.  Buyer shall be entitled to disregard any notices or communications given or made by the Seller Noteholders, Seller Stockholders and/or Seller Incentive Participants (other than the Stockholder Representative, if applicable) in connection with any claims for indemnity unless given or made through the Stockholder Representative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:		SELLER:
Augme Technologies, Inc.		JagTag, Inc.

By:	/s/ Paul Arena	By:	/s/ Edward Jordan
	Paul Arena		Edward Jordan
	Chief Executive Officer		Chief Executive Officer

ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF ARTICLE X BY:

STOCKHOLDER REPRESENTATIVE:

/s/ Gerrit F. Besselaar
Gerrit F. Besselaar

The following exhibits and schedules to this Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Buyer undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

Exhibit 2.1 – Seller Contracts approved by Buyer

Exhibit 2.6(a)(i) – Form of Bill of Sale

Exhibit 2.6(a)(ii) – Form of Assignment and Assumption Agreement

Exhibits 2.6(a)(iii)(A)-(C) – Forms of IP Assignments

Exhibit 2.6(a)(v) – List of Required Consents to Seller Contracts

Exhibit 2.6(a)(ix) – Form of Investor Representation Statement

Exhibit 2.6(a)(xi) – Form of Employment Agreement

Exhibit 2.6(a)(xvi) – Form of Notice to Option Holders

Exhibit 6.4 – Form of Escrow Agreement

Exhibit 10.1 – Form of Stockholder Representative Agreement

Disclosure Letter